EXHIBIT 23.1

             CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Bell Atlantic Corporation on this Form S-8 of our report dated February 9, 1998 (except for the share and per share data adjusted to reflect the stock split referred to in Note 13, for which the date is June 25,
1998), which includes an explanatory paragraph stating that Bell Atlantic Corporation changed its method of accounting for directory publishing revenues and expenses in 1996 and discontinued accounting for the operations of its telephone subsidiaries in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" during the second quarter of 1995, on our audits of the consolidated financial statements and financial statement schedule of Bell Atlantic Corporation and its subsidiaries as of December 31, 1997 and December 31, 1996, and for each of the three years in the period ended December 31, 1997, which reports are incorporated by reference or included in the Annual Report on Form 10-K of Bell Atlantic Corporation for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

1301 Avenue of the Americas
New York, New York
October 29, 1998